EXHIBIT NUMBER 4(a)2

Dated the 28th day of September 2012

FORTUNEASY LIMITED

and

WEALTH FAITH LIMITED

INVESTMENT AGREEMENT

relating to

Million Cube Limited

Szeto Virginia & Co

Unit 903-4, 9th Floor

Yip Fung Building

Nos. 2 – 18 D’Aguilar Street

Central, Hong Kong

Tel: 2581 9227    Fax: 251 9220

Ref: SWL/657/001

EXHIBIT NUMBER 4(a)2

THIS AGREEMENT is made the 28th day of September 2012

BETWEEN

I.	FORTUNEASY LIMITED, a limited company incorporated under the laws of the British Virgin Islands whose registered office is situated at Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands (the “Company”); and

II.	WEALTH FAITH LIMITED, a limited company incorporated under the laws of British Virgin Islands whose registered office is situated at Beaufort House, P.O. Box 438, Road Town, Tortola, British Virgin Islands (the “Investor”).

WHEREAS

A.	Million Cube Limited (the “Sub-Co”) is a limited company incorporated under the laws of the British Virgin Islands on 1 July 2010 with an authorised share capital of US$50,000 divided into 50,000 Shares of US$1.00 each, of which 100 Shares have been issued and fully paid or credited as fully paid, and 51 Shares of which are at the date hereof owned by the Company.

B.	Further details of the Sub-Co are contained in Part 1 of Schedule 1.

C.	The Sub-Co has acquired 45% of the issued share capital of and the corresponding shareholder’s loans due by Paragon Winner Company Limited (the “Acquired Company”), details of which are contained in Part 2 of Schedule 1.

D.	The principal object of the Acquired Company is an investment holding company of a joint venture golf and hotel complex known as Sanya Yalong Bay Sun Valley Golf Club (the “Property”) in Yalong Bay National Resort Area, Sanya City, Hainan Province, the PRC (the “Investment”).

E.	The Investor is desirous of investing in the Investment by acquiring the Sale Shares (as hereinafter defined).

F.	It is the parties’ objective within 3 months from the date of this Agreement for the Company to sell and for the Investor to purchase the Sale Shares upon the terms and conditions set out herein.

EXHIBIT NUMBER 4(a)2

IT IS HEREBY AGREED as follows:

1.	Definitions and Interpretation

1.1	In this Agreement, unless the context otherwise requires the following terms shall have the following meanings:

“Accounts”	means the unaudited pro forma statement of the Sub-Co for the accounting period ended on the Accounts Date;

“Accounts Date”	means 31 March 2012;

“Arrangement Fee”	means a sum equivalent to 5% of the Consideration payable to the Company upon the Completion for the introduction by the Company to the Investor the Investment and for the Report;

“Board”	means the board of directors of the Sub-Co as constituted from time to time;

“Bona Fide Purchaser”	means any person who or which has delivered a good faith written offer to purchase all or any portion of the Shares held by any Shareholder;

“Business Day”	means a day (excluding Saturday, Sunday and any day on which a tropical cyclone warning no. 8 or above is hoisted or remains hoisted between 9:00 a.m. and 12:00 noon and is not lowered at or before 12:00 noon or on which a “black” rainstorm warning is hoisted or remains in effect between 9:00 a.m. and 12:00 noon and is not discontinued at or before 12:00 noon) on which licensed banks in Hong Kong are open for business;

“Completion”	means the completion of all of those matters set out in Clause 3;

“Completion Date”	means the Seventh Business Day after the last outstanding Conditions Precedent shall have been fulfilled (or waived, as the case may be)or such later date as agreed between the parties;

“Conditions Precedent”	means the conditions set out in Clause 2.3;

EXHIBIT NUMBER 4(a)2

“Consideration”	means HK$200,000,000.00;

“Directors”	means the directors of the Sub-Co from time to time (and references to a “Director” shall be a reference to any of them);

“Encumbrance”	means any mortgage, charge (whether fixed or floating), pledge, lien, option, right of retention of title, or any other form of security or interest to create any of the above;

“Group”	means the Sub-Co and the Acquired Company;

“Group Company”	means any company in the Group for the time being;

“Hong Kong”	means the Hong Kong Special Administrative Region of the PRC;

“HK$”	means Hong Kong dollars, the lawful currency of Hong Kong;

“Investor Director”	means any one person which the Investor appoints as a Director under Clause 6;

“PRC”	means the People’s Republic of China;

“Report”	means the legal due diligence report, PRC legal opinion, and the valuation report in respect of the Property conducted and prepared by the Company and addressed to the Investor;

“Sale Shares”	means 40 Shares, representing 40% of the entire issued share capital of the Sub-Co as at Completion;

“Share(s)”	means the issued shares of US$1.00 each in the capital of the Sub-Co;

“Shareholders”	mean the Company and the Investor, their respective successors and permitted assigns, and any other holder of Shares and “Shareholder” shall mean any of them;

EXHIBIT NUMBER 4(a)2

“Shareholder’s Loans”	mean all amounts as may from time to time be advanced by the Shareholders to the Group and for the time being outstanding and “Shareholder’s Loans” shall mean any such loans owing by the Group to a Shareholder;

“Taxation”	means all forms of taxation, duties, imposts, levies and rates (whenever created or imposed), and all penalties and interest payable in respect of those taxes;

“US$”	means United States dollars, the lawful currency of the United States of America;

“Warranties”	means the warranties, representations and undertakings contained in Clause 4 and Schedule 2 (and references to a “Warranty” shall be a reference to any of them); and

%	means per cent.

1.2	The headings are inserted for convenience and shall not affect the construction of this Agreement.

1.3	References in this Agreement to any clause, sub-clause or schedule are to a clause, sub-clause or schedule (as the case may be) of this Agreement except where otherwise expressly stated.

1.4	In this Agreement, reference to a person includes any natural person, firm or corporate body.

1.5	Words denoting the singular shall include the plural and vice versa and words denoting any gender include all other genders.

1.6	Words importing the whole shall be treated as including a reference to any part of the whole.

1.7	References to “parties” are references to the parties to this Agreement and “party” are references to a party to this Agreement.

EXHIBIT NUMBER 4(a)2

2.	Conditions Precedent

2.1	This Agreement and all the obligations of the parties (including in particular the obligations of the Investor to purchase for the Sale Shares) shall be conditional on the Investor being satisfied in relation to the Conditions Precedent as stated in Clause 2.3 below.

2.2	If the Investor is not so satisfied, this Agreement shall lapse and be null and void and no party shall have any liability to the other party. Nevertheless, the Company shall be liable to return the Earnest Money to the Investor without interest within one month from the date of receipt of a written notice of dissatisfaction issued by the Investor or otherwise as agreed between the parties (the “Due Date”).

2.3	The Conditions Precedent are:

2.3.1	the Report;

2.3.2	all the Warranties remain true and accurate in all respects and not misleading in any respect;

2.3.3	the Company shall waive all pre-emption rights which it may have in respect of the Sale Shares;

2.3.4	all other requisite consents, authorisations and approvals in connection with the entering into and performance of the terms of this Agreement having been obtained by the respective parties; and

2.3.5	the passing of the resolutions of the board of directors of the Company at a duly convened board meeting in respect of the transaction contemplated in this Agreement.

2.4	The Company shall use its reasonable endeavours to ensure that all of the Conditions Precedent are fulfilled to the Investor’s satisfaction.

2.5	The Investor may, in its absolute discretion, waive any or all of the Conditions Precedent (in whole or in part).

3.	Sale and Purchase of the Sale Shares and its Completion

3.1	Subject to the terms and conditions contained in this Agreement, the Company as legal and beneficial owner agrees to sell and the Investor agrees to purchase the Sale Shares free from all Encumbrances together with all rights attaching to the Sale Shares as at the Completion Date.

EXHIBIT NUMBER 4(a)2

3.2	The Consideration shall be the sum of HK$200,000,000.00 which shall be satisfied as follows:

3.2.1	the earnest money deposited by the Investor shall be deemed to satisfy part of the Consideration in the sum of HK$154,800,000.00 at Completion; and

3.2.2	the Investor shall pay to the Company the remaining balance of the Consideration in the sum of HK$45,200,000.00 at Completion.

3.3	Subject to the fulfilment of the Conditions Precedent in accordance with Clause 2.1 or waiver thereof (if any and as the case may be) in accordance with Clause 2.5, Completion shall take place at the offices of the Company on the Completion Date or such other place and date as the parties may agree when all (but not part only) of the events described in Clause 3.4 shall occur.

3.4	At Completion,

(i)	the Company shall or shall cause to deliver to the Investor:

3.4.1	a certified true copy of the resolutions of the board of directors of the Company authorising the execution of this Agreement and all other documents required to be executed and delivered on the Completion;

3.4.2	a certified true copy of the resolutions of the Board:

3.4.2.1	approving and authorising the transfer of the Sale Shares and the entering of the name of the Investor in the register of members of the Sub-Co as registered holder of the Sale Shares; and

3.4.2.2	approving the Investor Director to be validly appointed as additional Director with effect from the Completion Date;

3.4.3	duly completed and executed instruments of transfer and bought and sold notes in respect of the Sale Shares in favour of the Investor;

3.4.4	duly sealed and signed share certificate for the Sale Shares in favour of the Investor;

3.4.5	such waivers or consents of the Company and the Sub-Co as the Investor may require to enable the Investor to be registered as the holder of the Sale Shares; and

EXHIBIT NUMBER 4(a)2

(ii)	the Investor shall:

3.4.6	pay to the Company the following:

3.4.6.1	the balance of the Consideration in the sum of HK$45,200,000.00; and

3.4.6.2	the Arrangement Fee.

4.	Warranties

4.1	The Company warrants, represents and undertakes to the Investor, on the terms as set out in Schedule 2.

4.2	The Company agrees with the Investor that each Warranty which is set out in a separate paragraph (or which could be treated as a separate Warranty) shall be construed independently of any other, to the extent that each of the Warranties is a separate and independent Warranty, representation and undertaking; and neither the Investor’s rights under any one Warranty, nor the meaning given to that Warranty, shall be restricted by reference to any other Warranty.

4.3	Save and except in the case of fraud or wilful non-disclosure but not otherwise:

4.3.1	the liability of the Company in relation to the claim for breach of the Warranties shall cease on the date stipulated in Clause 4.3.2;

4.3.2	the date referred to in Clause 4.3.1 is the date 6 months of the date on which the Investor receives the Accounts.

5.	Operation of the Sub-Co after Completion

5.1	Restrictions

The Company undertakes to, and covenants with, the Investor that (except with the Investor’s prior written consent) it shall procure the Sub-Co not to:

5.1.1	alter its authorised or issued share or its capital structure;

5.1.2	take any steps to have it or the Acquired Company wound up, unless a licensed insolvency practitioner has advised that the Sub-Co or the Acquired Company ought to be wound up by reason of having become insolvent;

EXHIBIT NUMBER 4(a)2

5.1.3	create or issue, or allow to come into being, any Encumbrance upon any part of its assets (save for the Encumbrances necessarily or customarily arising in the ordinary conduct of its business);

5.1.4	give any guarantee indemnity (other than as customary in the ordinary course of its business), or factor any of its debts, or borrow any money or obtain any credit (other than normal trade credit) if, as a result, the aggregate amount of that borrowing or credit exceeds HK$1,000,000.00;

5.1.5	acquire, or agree to acquire (by purchase, lease or otherwise) any fixed or capital asset, or make, or agree to make, any capital expenditure (except, in any single accounting period of the Sub-Co) for individual items having an original cost not in excess of HK$1,000,000.00;

5.1.6	sell, transfer, lease, assign, grant any licence in respect of, or otherwise dispose of, the whole or any part of its undertaking, property or assets (whether by one transaction or a series of transactions whether related or not), other than the sale of current assets in the ordinary course of business;

5.1.7	make any loan, advance or provide any credit, other than:

5.1.7.1	normal trade credit; or

5.1.7.2	in the ordinary course of its business;

5.1.8	subscribe for, or acquire, any shares, debentures or securities, or interest, in any other person;

5.1.9	incorporate or otherwise set up, or acquire, any subsidiary or associated company, or new business, or any interest in such a company or business, or acquire or dispose of any material assets other than in the ordinary course of business;

5.1.10	enter into any joint venture, partnership, consortium, or other similar arrangement;

5.1.11	make any material change in the nature, or extent, of its business; or

5.1.12	enter into any agreement or arrangement otherwise than in the ordinary course of business and on an arm’s length basis.

EXHIBIT NUMBER 4(a)2

5.2	Board Meetings Accounts and Budgets

The Company undertakes to, and covenants with, the Investor that (unless the Investor gives its prior written consent to the contrary) it shall procure the Sub-Co that:

5.2.1	a meeting of the Board shall be convened at least once in every year;

5.2.2	(unless the Investor agrees otherwise in relation to any particular meeting) there shall be given to the Investor and each Director not less than 14 days’ prior written notice of any meeting of the Board;

5.2.3	financial and other information concerning the Group as the Investor may from time to time require shall be provided to the Investor;

5.2.4	within 21 days after each meeting of the Board (or any committee of the Board), it shall provide to the Investor minutes of that meeting;

5.2.5	the Sub-Co shall procure that the accounts of the Group are prepared and sent to all the Shareholders within 8 weeks of the last day of the period to which they relate;

5.2.6	the Sub-Co shall provide to the Investor, not later than 28 days prior to the end of any financial year of the Sub-Co a draft detailed financial budget for the Group for the next succeeding financial year.

5.3	Fair Dealing

The Company undertakes to, and covenants with, the Investor that (except with the prior written consent of the Investor) it shall procure the Sub-Co that:

5.3.1	each of the Group Company will carry on and conduct its business and affairs in a proper and efficient manner, and for its own benefit;

5.3.2	each of the Group Company will transact all its business on arm’s length terms; and

5.3.3	the Acquired Company shall observe and perform all the provisions of this Agreement.

EXHIBIT NUMBER 4(a)2

6.	Investor Director

6.1	For as long as the Investor owns any Sale Shares, it shall be entitled at any time, and from time to time, to:

6.1.1	appoint an Investor Director; and

6.1.2	remove that person from office and (irrespective of how he may cease to be a Director) to appoint another person in his place.

6.2	Whether or not the articles of association of the Sub-Co prevent or restrict this entitlement, an Investor Director shall be entitled to appoint any person to be his alternate Director, and that person shall not be subject to retirement by rotation; or be removed except by the Investor Director.

6.3	An Investor Director shall be entitled to disclose to the Investor any information concerning the Group he thinks fit and is authorised by the Sub-Co to seek and receive from, or give to, the bankers of the Sub-Co from time to time any information concerning the Group as he shall think fit.

6.4	Whenever, and for so long as, there is no Investor Director in office as a Director, any reference in this Agreement to the consent or approval of the Investor Director shall take effect as a reference to the consent or approval of the Investor.

7.	Transfer of Shares and Shareholder’s Loans

7.1	Subject to the provisions of this Clause 7.2 and save for any consent given by any Shareholder, no transfer of any Shares or Shareholder’s Loans shall be made by any Shareholder, and no Shareholder shall otherwise sell, mortgage, charge or otherwise dispose of or encumber the whole or any part of its shareholding of the Sub-Co or its Shareholder’s Loans, or assign or otherwise purport to deal with the beneficial interest therein or any right in relation thereto separate from the legal interest.

7.2	If any Shareholder (the “Transferor”) proposes a disposition, then it shall give a disposition notice in writing (the “Disposition Notice”) to each of the other Shareholder that shall include (i) the name of the Transferor, (ii) the name and address of the proposed Bona Fide Purchaser, (iii) the number of Shares (the “Offered Shares”) and the amount of Shareholder’s Loans (the “Offered Loans”) to be disposed, (iv) the aggregate amount and form of the proposed consideration for the Offered Shares and the Offered Loans (the “Price”), (v) any other material business relations between the Transferor and the Bona Fide Purchaser, and (vi) other material terms and conditions of the proposed disposition.

7.3	Each of the other Shareholder shall have an option for a period of 30 days from the receipt of the Disposition Notice (the “Acceptance Period”) from the Transferor set forth in Clause 7.2 to elect to purchase all (but not part only) of the Offered Shares and the Offered Loans at the Price and subject to the same material terms and conditions as described in the Disposition Notice by notifying the Transferor and the Sub-Co in writing (the “Participating Shareholder Notice”) within the Acceptance Period.

EXHIBIT NUMBER 4(a)2

7.4	Subject always to Clause 7.6:

(a)	if no Shareholder has issued a Participating Shareholder Notice within the Acceptance Period, the Shareholder (other than the Transferor) shall be deemed to have consented, for the purposes of this Clause 7, to the proposed disposition of the Offered Shares and Offered Loans to the Bona Fide Purchaser in accordance with the terms and conditions specified in the Disposition Notice and at the Price with 90 days of the Disposition Notice;

(b)	if only one Shareholder serves the Participating Shareholder Notice, the Transferor shall be bound, upon payment of the Price, to transfer the Offered Shares and the Offered Loans to such Shareholder; or

(c)	if there shall be more than one Shareholder who serve the Participating Shareholder Notice, the Offered Shares and the Offered Loans shall be allocated to the Shareholders who have served the Participating Shareholder Notice in proportion to the number of Shares then held by them, whereupon the Price shall be paid by such Shareholders who have served the Participating Shareholder Notices to the Transferor in such proportion.

7.5	The sale and purchase of the Offered Shares and the Offered Loans by the Shareholder(s) who has served a Participating Shareholder Notice shall be completed at a place and time to be appointed by the Directors being not less than 7 Business Days nor more than 14 Business Days after the date of expiration of the Acceptance Period mentioned in Clause 7.3.

7.6	In the event the proposed disposition is not consummated as permitted under this Clause 7.2, the first refusal rights of the other Shareholder(s) contained in Clause 7 shall continue to be applicable to any subsequent disposition of the undisposed Offered Shares and Offered Loans by the Transferor. Furthermore, the exercise or non-exercise of the rights of any Shareholder under this Clause 7 to purchase or sell Shares and Shareholder’s Loans from the Transferor or to a Bona Fide Purchaser shall not adversely affect its rights to make subsequent purchases or sales of Shares and Shareholder’s Loans from the Transferor or to a Bona Fide Purchaser.

7.7	The foregoing provisions of this Clause 7 shall not apply to any transfer to which the consent in writing of all the Shareholders for the time being is given.

EXHIBIT NUMBER 4(a)2

7.8	It shall be a condition precedent to the right of a Shareholder to transfer any Shares or Shareholder’s Loans that:

7.8.1	the transferee(s) (if not already bound by the provisions of this Agreement) shall agree in writing with the Shareholders to be bound by and to comply with all applicable provisions of this Agreement applicable to or binding on the Transferor by executing a joinder; and

7.8.2	the transferor assigns, and the transferee(s) accept(s) an assignment of all of the loans made to and/or liabilities incurred on behalf of the Sub-Co by the transferor and for the time being outstanding, by way of the transferor executing in favour of the transferee(s) a deed of assignment in respect of such loans and/or liabilities.

7.9	The Shareholders shall procure that the Directors shall register any transfer of the Shares which complies with the provisions of this Clause 7.

7.10	(a)

All transfers between the Shareholders, whether pursuant to this Article or any other provisions of this Agreement, shall be effected by the transferor Shareholder(s) selling as beneficial owner(s) free and clear of all liens, charges and encumbrances and together with all rights attaching thereto.

(b)	Upon completion, the transferor Shareholder(s) shall deliver to the transferee Shareholder(s) duly executed instrument(s) of transfer in respect of the Share(s) transferred, and duly executed deed(s) of assignment in respect of the Shareholder’s Loans assigned, in favour of the transferee Shareholder(s), together with the relevant share certificate(s) against payment by the transferee Shareholder(s) of the applicable price due in respect thereof.

(c)	The Shareholders shall do or procure to be done all such acts and things as may be necessary to give full effect to the transfers and the registration thereof (if applicable). If the transferor Shareholder(s) shall fail duly to deliver any of such documents, it/they hereby irrevocably authorise(s) and appoint(s) the transferee Shareholder(s) to be its/their attorney with full power to execute, complete and deliver in its/their name(s) and on its/their behalf the necessary documents as aforesaid upon the condition that, forthwith upon the execution and registration (if applicable), the transferee Shareholder(s) shall make the payment(s) due in respect thereof to the transferor Shareholder(s).

EXHIBIT NUMBER 4(a)2

8.	Financing

8.1	If the financial resources of any Group Company shall at any time be insufficient to satisfy its working capital requirement as determined by the Board, the Board may resolve to require the Shareholders to provide further shareholder’s loans to the Sub-Co which shall be contributed by the Company and the Investor according to their respective shareholding percentage in the Sub-Co.

9.	General

9.1	Any date or period mentioned in any clause may be extended with the parties’ consents.

9.2	This Agreement shall expire and be of no further force or effect upon the Investor ceasing to hold any Sale Shares.

9.3	The rights conferred on the Investor under the general law, by virtue of its shareholding in the Sub-Co, shall not be excluded or limited in any way by any rights conferred upon it by this Agreement.

9.4	This Agreement shall be binding upon and enure for the benefit of the successors of the parties but shall not be assignable save with the prior written approval given by the other party.

9.5	Each of the rights of the parties under this Agreement is independent, cumulative and without prejudice to all other rights available to any of them, and the exercise or non-exercise of any of those rights shall not prejudice, or constitute a waiver of, any other rights of any of the parties.

9.6	Nothing contained in this Agreement shall constitute, or be deemed to constitute a partnership between the parties nor constitute any party the agent of the other party.

9.7	Each party shall bear its own legal and professional fees, costs and expenses incurred by the parties in the negotiation, preparation, execution and completion of this Agreement. The stamp duty (if any) incurred in connection with this Agreement in respect of the sale and purchase of the Sale Shares shall be borne by the parties in equal shares.

9.8	No party shall make (or cause to be made) any announcement, press release or other public statement, publications or disclosure concerning this Agreement or any of the transactions contemplated in it (before or after Completion) without the prior written consent of the other party unless that announcement, press release or other public statement, publications or disclosure is required by law.

EXHIBIT NUMBER 4(a)2

9.9	This Agreement (together with all agreements and documents executed contemporaneously with it or referred to in it) constitutes the entire agreement between the parties in relation to its subject matter and supersedes all prior agreements and understandings whether oral or written with respect to such subject matter and no variation of this Agreement shall be effective unless reduced to writing and signed by or on behalf of a duly authorised representative of each of the parties.

9.10	In the event that any term condition or provision is held to be a violation of any applicable law statute or regulation the same shall be deemed to be deleted from this Agreement and shall be of no force and effect and this Agreement shall remain in full force and effect as if such term condition or provision had not originally been contained in this Agreement. Notwithstanding the above in the event of any such deletion the parties shall negotiate in good faith in order to agree the terms of a mutually acceptable and satisfactory alternative provision in place of the provisions so deleted.

9.11	This Agreement may be executed in any number of counterparts or duplicates (each in the same form), all of which, taken together, shall constitute one and the same document.

10.	Notices

10.1	Any notice shall be addressed as provided in Clause 10.2 and may be:

10.1.1	personally delivered, in which case it shall be deemed to have been given upon delivery at the relevant address(es); or

10.1.2	if within Hong Kong, sent by pre-paid post, in which case it shall be deemed to have been given 2 Business Days after the date of posting; or

10.1.3	if from or to any place outside Hong Kong, sent by pre-paid priority airmail, in which case it shall be deemed to have been given 7 Business Days after the date of posting; or

10.1.4	sent by facsimile, in which case it shall be deemed to have been given when despatched, subject to confirmation of uninterrupted transmission by a transmission report, provided that any notice despatched by facsimile after 17.00 hours on any day (local time for the recipient) or otherwise than on a Business Day shall be deemed to have been received at 08.00 hours on the next Business Day.

EXHIBIT NUMBER 4(a)2

10.2	The addresses and other details of the parties referred to in Clause 10.1 are, subject to Clause 10.3, as follows:

To Company:

	Address	:	Room 608, Hong Kong Plaza, No. 188 Connaught Road West, Hong Kong
	Tel. No.	:	(852) 2907 9118
	Facsimile No.	:	(852) 2810 4048
	Attention	:	The Board of Directors

To Investor:

	Address	:	25th Floor, Paul Y. Centre, No. 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong
	Tel	:	(852) 2372 0130
	Facsimile No.	:	(852) 2810 6982
	Attention	:	The Board of Directors

10.3	Any party to this Agreement may notify the other parties of any change to the address or any of the other details specified in Clause 10.2, provided that such notification shall only be effective on the date specified in such notice or 5 Business Days after the notice is given, whichever is later.

11.	Law and Jurisdiction

11.1	This Agreement shall be governed by and construed in all respects in accordance with the laws of Hong Kong and each of the parties irrevocably submit to the exclusive jurisdiction of the Courts of Hong Kong.

EXHIBIT NUMBER 4(a)2

IN WITNESS whereof the parties have executed this Agreement first above written.

SIGNED by	)
Kee Yuk Lun	)
being authorized signatory of	)
FORTUNEASY LIMITED	)
in the presence of:	)
)
	)	/s/ Kee Yuk Lun
Signature of witness	)	Signature of authorised person
)
	)	Kee Yuk Lun
Name of witness (block letters)	) )	Name of authorised person (block letters)
)
	)	Director
Address/Identity Card No. of witness	)	Office held

EXHIBIT NUMBER 4(a)2

SIGNED by
)
being authorized signatory of	)
WEALTH FAITH LIMITED	)
in the presence of:	)
)
	)	/s/ Yap, Allan
Signature of witness	)	Signature of authorised person
)
	)	Yap, Allan
Name of witness (block letters)	) )	Name of authorised person (block letters)
)
	)	Director
Address/Identity Card No. of witness	)	Office held

EXHIBIT NUMBER 4(a)2

SCHEDULE 1

Part 1

Particulars of the Sub-Co

Name	:	Million Cube Limited

Place of Incorporation	:	British Virgin Islands

Date of Incorporation	:	1 July 2010

Company No.	:	1591967

Registered Office	:	Corporate Registrations Limited, Sea Meadow House, Blackburne Highway, (P.O. Box 116), Road Town, Tortola, British Virgin Islands

Authorised Share Capital	:	US$50,000.00 divided into 50,000 Shares of US$1.00 each

Issued Share Capital	:	US$100.00 divided into 100 Shares of US$1.00 each

Shareholder	:	The Company, holding 51 Shares representing the entire issued share capital of the Sub-Co

EXHIBIT NUMBER 4(a)2

SCHEDULE 1

Part 2

Particulars of the Acquired Company

Name	:	Paragon Winner Company Limited

Place of Incorporation	:	British Virgin Islands

Date of Incorporation	:	10 October 2008

Company No.	:	1506498

Registered Office	:	Portcullis TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands

Authorised Share Capital	:	US$50,000.00 divided into 50,000 shares of US$1.00 each

Issued Share Capital	:	US$100.00 divided into 100 shares of US$1.00 each

Shareholder	:	(1) Everight Investment Limited	55 shares
		(2) The Company	45 shares
100 shares

EXHIBIT NUMBER 4(a)2

SCHEDULE 2

Warranties

1.	General Information and Powers of the Company

(A)	The Company has full power to enter into this Agreement and to exercise its rights and perform its obligations hereunder and all corporate and other actions required to authorise its execution of this Agreement and its performance of its obligations hereunder have been duly taken and this Agreement shall, when executed, be a legal, valid and binding agreement on it and enforceable in accordance with the terms hereof.

(B)	The execution, delivery and performance of this Agreement by the Company does not and will not violate in any respect any provision of (i) any law or regulation or any order or decree of any governmental authority, agency or court prevailing as at the date of this Agreement and as at Completion; (ii) the laws and documents incorporating and constituting the Company or the Company prevailing as at the date of this Agreement and as at Completion; or (iii) any contract or other undertaking or instrument to which the Company or the Company is a party or which is binding upon any of them or any of their assets, and does not and will not result in the creation or imposition of any Encumbrance on any of their assets pursuant to the provisions of any such contract or other undertaking or instrument.

(C)	As at the date of this Agreement and immediately prior to Completion, the information set out in Schedules 1 and 2 is true, accurate and complete.

2.	Sale Shares

(A)	The ordinary Shares comprising the Sale Shares were allotted and issued fully paid in accordance with the memorandum and articles of association of the Sub-Co and in compliance with all relevant laws.

(B)	The Sale Shares are free from Encumbrances and the Company is the owner thereof together with all rights and entitlements attaching thereto.

3.	Compliance with Legal Requirements

(A)	The Sub-Co has duly and properly complied with all filing and registration requirements in respect of corporate or other documents imposed under the relevant laws of the jurisdiction in which it was incorporated.

EXHIBIT NUMBER 4(a)2

(B)	The statutory books and minute books of the Sub-Co have been properly written up and compliance has been made with all legal requirements concerning the Sub-Co and all issues of Shares, debentures or other securities thereof.

(C)	The Sub-Co and the Directors (in their capacity as such) have complied with all relevant legislation and obtained and complied with all necessary consents to carry on business whether in the country, territory or state in which it was incorporated or elsewhere, including (but without limitation) legislation relating to companies and securities, real property, Taxation and prevention of corruption and have complied with all legal requirements in relation to any transactions to which it is or has been a party prior to Completion.

4.	Shares

(A)	The Sub-Co does not have subsidiaries or investment in any company other than those disclosed herein.

(B)	There is no Encumbrances or third party rights on, over or affecting any part of the unissued share capital or loan capital of the Sub-Co and there is no agreement or commitment to give or create any of the foregoing and no claim has been made by any person to be entitled to any of the foregoing which has not been waived in its entirety or satisfied in full.

5.	Corporate Matters

(A)	The minute books of directors’ meetings and of shareholder’s meetings of the Sub-Co respectively contain full and accurate records of all resolutions passed by the Directors and the shareholder respectively of such company and no resolutions have been passed by either the Directors or the shareholder of the Sub-Co which are not recorded in the relevant minute books.

6.	Accounts

(A)	The Accounts:

(i)	were prepared in accordance with applicable laws and with generally accepted accounting principles, standards and practices in Hong Kong (including all applicable Statements of Standard Accounting Practice) at the time they were prepared save and except those relating to provisions for deferred taxation or valuation of assets;

EXHIBIT NUMBER 4(a)2

(ii)	are true and fair in all respects and include provision for any bad and doubtful debts and all established liabilities, make proper and adequate provision for (or contain a note in accordance with good accounting practice in respect of) all deferred, disputed or contingent liabilities (whether liquidated or unliquidated but except deferred taxation) and all capital commitments of the Sub-Co as at the Accounts Date and the reserves and provisions (if any) made therein for all Taxation relating to any period on or before the Accounts Date are proper and adequate;

(iii)	give a true and fair view of the state of affairs and financial positions of the Sub-Co at the Accounts Date.

(B)	The accounting and other books and records of the Sub-Co are in its possession, have been properly written up and accurately present and reflect in accordance with generally accepted accounting principles and standards all the transactions entered into by the Sub-Co or to which the Sub-Co has been a party and there are no inaccuracies or discrepancies of any kind contained or reflected in any of the said books and records, and they give and reflect a true and fair view of the financial and contractual position of the Sub-Co and of its fixed and current and contingent assets and liabilities and debtors and creditors.

(C)	Since the Accounts Date:

(i)	there has not been any acquisition or disposal by the Sub-Co of fixed or capital assets or any agreement to effect the same;

(ii)	there has not been any creation of liabilities (whether secured or unsecured) by the Sub-Co (other than in the ordinary course of its business);

(iii)	no event has occurred as regards the Sub-Co which would entitle any third party to terminate any material contract or any benefit enjoyed by it or call in any amount of money before the normal due date therefor or indebtedness;

(iv)	the Sub-Co has not mortgaged or charged any part of its assets;

(v)	the Sub-Co has not increased any of its secured liability;

(vi)	no fixed asset or stock has been written up nor any debt written off, and no unusual or abnormal contract has been entered into by the Sub-Co; and

(vii)	no material adverse change in the financial position of the Sub-Co.

(D)	No part of the amounts included in the Accounts or subsequently recorded in the books of the Sub-Co as owing by any debtors.

EXHIBIT NUMBER 4(a)2

(E)	All debts due to the Sub-Co included in the Accounts (being debts in excess of bad or doubtful debts for which provision has been made in the Accounts) have either prior to the date hereof been realised or will within 12 months realise their full amount in cash.

7.	Financial Matters

(A)	The Sub-Co will not, as at Completion, have outstanding:

(i)	mortgage, charge or debenture or any obligation (including a conditional obligation) to create a mortgage, charge or debenture; or

(ii)	liabilities under any guarantee or other contingent obligation.

8.	Assets

(A)	The assets included in the Accounts or acquired since the Accounts Date and all assets used or owned by or in the possession of the Sub-Co:

(i)	are legally and beneficially owned by it free from any Encumbrances;

(ii)	are in the possession or under its control;

(iii)	are not subject to any hire purchase, leasing arrangements or other arrangements of a similar nature; and

(v)	comprise all the assets, property and rights which it owns.

(B)	The Sub-Co is not a party to any agreement for the hire, rent, hire purchase or purchase on deferred terms of any asset.

(C)	The Sub-Co has done everything (whether by way of giving notice, registration, filing or otherwise) required or permitted to be done by it for the protection of its title to, or for the enforcement or the preservation of any order of priority of its title to, any property or rights (including the benefit of any debt, mortgage or charge) owned by it.

(D)	All records or other documents recording or evidencing any contract, licence, consent or other right of the Sub-Co or required for the exercise of any such right are in the possession or under its exclusive control.

EXHIBIT NUMBER 4(a)2

9.	Material Transactions

(A)	Since the Accounts Date, the Sub-Co has not:

(i)	issued or repaid or agreed to issue or repay any share or loan capital;

(ii)	declared, made or paid any dividends or made any other distribution out of profits, reserves or capital and no share or loan capital has been repaid in whole or in part;

(iii)	been engaged in any business activities outside its ordinary course of business; or

(iv)	issued any guarantee or indemnity or granted any security on behalf of any person or company.

(B)	As at the date of this Agreement, none of the assets of the Sub-Co has been depleted by any unlawful act on the part of any person.

10.	Employment

(A)	The Sub-Co has not employed any employees on or before the date of this Agreement nor will it employ any employees on or before Completion.

11.	Property

(A)	The Sub-Co owns no property in Hong Kong.

12.	Loans

(A)	The Sub-Co does not have any debentures, acceptance credits, overdrafts, loans or other financial facilities outstanding or available to it.

(B)	There are no loans made to the Sub-Co which are outstanding except as shown in the Accounts.

(C)	The Sub-Co has not factored any of its debts or engaged in any financing of a type which would not require to be shown or reflected in the Accounts.

(D)	The Sub-Co does not have any outstanding mortgages, charges, debentures or other loan capital or bank overdrafts, loans or other similar indebtedness, financial facilities, finance leases or hire purchase commitments or any guarantees or other contingent liabilities.

EXHIBIT NUMBER 4(a)2

(E)	The total amount borrowed by the Sub-Co (as determined in accordance with the provisions of the relevant instrument or document) does not exceed any limitation on its borrowing powers contained in its articles of association or equivalent constitutional document, or in any debenture or other deed or document binding upon it.

13.	Litigation

(A)	The Sub-Co is not a party to any litigation, arbitration or prosecutions or to any other legal or contractual proceedings or hearings before any statutory, regulatory or governmental body, department, board or agency or to any material disputes or so far as the Sub-Co is aware the subject of any investigation by any authority in the place where the business of Sub-Co is conducted and no litigation, arbitration, prosecution or other legal or contractual proceedings or (so far as the Sub-Co is aware) investigations are threatened or pending either by or against the Sub-Co and there are no facts or circumstances subsisting which might give rise to any such proceeding, investigation, hearing or to any dispute or to any payment and there are no unfulfilled or unsatisfied judgment or court orders against Sub-Co.

14.	Contracts and Commitments

(A)	Since the Accounts Date, the Sub-Co has carried on its business in the ordinary course and, save as mentioned in or as contemplated by this Agreement, it has not entered into any transaction or incurred any liabilities except in the ordinary course of its day-to-day business and on an arm’s length basis for full value.

(B)	There is not now outstanding nor will there be outstanding at Completion with respect to the Sub-Co:

(i)	any agreement (whether by way of guarantee, indemnity, warranty, representation or otherwise) under which the Sub-Co is under any actual or contingent liability in respect of the obligations of any person other than the Sub-Co ;

(ii)	any contract or arrangement to which it is a party and in which the Sub-Co has a direct or indirect interest.

(C)	The Sub-Co is not:

(i)	in default under any agreement or obligation to which it is party or in respect of any other obligations or restrictions binding upon it; or

EXHIBIT NUMBER 4(a)2

(ii)	liable in respect of any representation or warranty (whether express or implied).

(D)	With respect to the Sub-Co, there are no:

(i)	contractual arrangements between it and any party which will or may be legally terminated as a result of the execution or completion of this Agreement; or

(ii)	powers of attorney or other authorities (express or implied) which are still outstanding or effective to or in favour of any person to enter into any contract or commitment or to do anything on its behalf save for the purposes of completing this Agreement; or

(iii)	agreements or arrangements entered into by it otherwise than by way of bargain at arm’s length.

15.	Insolvency

(A)	No order has been made or resolution passed for the winding up of the Sub-Co and there is not outstanding:

(i)	any petition for the winding up of the Sub-Co;

(ii)	any receivership of the whole or any part of the undertaking or assets of the Sub-Co;

(iii)	any petition or order for the administration of the Sub-Co; or

(iv)	any voluntary arrangement between the Sub-Co and any of its creditors.

(B)	There are no circumstances which are known, or would on reasonable enquiry be known, to the Sub-Co which would entitle any person to present a petition for the winding up or administration of the Sub-Co or to appoint a receiver of the whole or any part of its undertaking or assets.

(C)	No distress, execution or other process has been levied against the Sub-Co or action taken to repossess goods in the possession of the Sub-Co.

(D)	The Sub-Co is not or has not been a party to any transaction which may be avoided in a winding up.

EXHIBIT NUMBER 4(a)2

16.	Miscellaneous

(A)	All representations, warranties and undertakings contained in the foregoing provisions of this Schedule shall be deemed to be repeated immediately before Completion and to relate to the facts then existing.